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                                                                      EXHIBIT 11

                               CORVEL CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS



Shares used in per share calculations were determined as follows:

                                                       Three months ended June 30,
                                                       ---------------------------
                                                          1995             1996
                                                       ----------       ----------
Weighted average common shares outstanding              4,286,000        4,625,000

Net effect of dilutive common stock options               306,000          134,000
                                                       ----------       ----------
Total common and common equivalent shares               4,592,000        4,759,000
                                                       ==========       ==========
Net Income                                             $1,701,000       $2,042,000
                                                       ==========       ==========
Earnings per common and common equivalent share              $.37             $.43
                                                       ==========       ==========



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